Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Shareholders and Board of Directors

Owl Rock Core Income Corp.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Owl Rock Core Income Corp. and subsidiaries (the Company) as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and December 31, 2021, and for the period from November 10, 2020 (commencement of operations) to December 31 2020, and our report dated March 10, 2023 expressed an unqualified opinion on those consolidated financial statements. We have not performed any procedures with respect to the audited consolidated financial statements subsequent to March 10, 2023.

The senior securities table included in the prospectus under the caption “Senior Securities” (Senior Securities Table) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ KPMG LLP

New York, New York

May 26, 2023